CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges                 EXHIBIT 12 (i)

                                                                   2002                        Year Ended December 31,
                                                           ---------------------   ------------------------------------------------
                                                           3 Months    12 Months
                                                             Ended       Ended
                                                            March 31    March 31    2001 (1)       2000        1999       1998 (2)
                                                           ---------   ---------    --------    ---------    ---------    ---------
   Earnings:
A.     Net Income                                           $ 19,442    $ 51,967    $ 50,835    $  50,973    $  48,573    $  49,314
B.     Federal and State Income Tax                           13,410      (2,964)     (3,338)      38,215       28,925       28,627
                                                            --------    --------    --------    ---------    ---------    ---------
C.     Earnings before Income Taxes                         $ 32,852    $ 49,003    $ 47,497    $  89,188    $  77,498    $  77,941
                                                            ========    ========    ========    =========    =========    =========
D.     Fixed Charges
            Interest on Mortgage Bonds                           670       3,310       5,211       11,342       13,057       14,225
            Interest on Other Long-Term Debt                   1,663       8,761      10,446       12,864       11,094        8,890
            Other Interest                                     3,107      11,758      12,837        9,303        5,640        3,639
            Interest Portion of Rents                            190         775         801          962          993        1,004
            Amortization of Premium & Expense on Debt            292       1,295       1,350        1,170          993          924
            Preferred Stock Dividends of Central Hudson        1,342       3,053       3,026        5,556        5,078        5,031
                                                            --------    --------    --------    ---------    ---------    ---------
                           Total Fixed Charges              $  7,264    $ 28,952    $ 33,671    $  41,197    $  36,855    $  33,713
                                                            ========    ========    ========    =========    =========    =========

E.     Total Earnings                                       $ 40,116    $ 77,955    $ 81,168    $ 130,385    $ 114,353    $ 111,654
                                                            ========    ========    ========    =========    =========    =========


   Preferred Dividend Requirements:
F.     Allowance for Preferred Stock Dividends
                Under IRC Sec 247                           $    807    $  3,230    $  3,230    $   3,230    $   3,230    $   3,230
G.     Less Allowable Dividend Deduction                         (32)       (127)       (127)        (127)        (127         (127)
                                                            --------    --------    --------    ---------    ---------    ---------
H.     Net Subject to Gross-up                                   775       3,103       3,103        3,103        3,103        3,103
I.     Ratio of Earnings before Income
            Taxes to Net Income  (C/A)                         1.690       0.943       0.934        1.750        1.595        1.581
                                                            --------    --------    --------    ---------    ---------    ---------
J.     Preferred Dividend (Pre-tax)  (H x I)                   1,310       2,926       2,899        5,429        4,951        4,904
K.     Plus Allowable Dividend Deduction                          32         127         127          127          127          127
                                                            --------    --------    --------    ---------    ---------    ---------
L.     Preferred Dividend Factor                               1,342       3,053       3,026        5,556        5,078        5,031
                                                            ========    ========    ========    =========    =========    =========

M.     Ratio of Earnings to Fixed Charges  (E/D)                5.52        2.69        2.41         3.16         3.10         3.31
                                                            ========    ========    ========    =========    =========    =========

      (1) The reduction in the ratios reflect the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson Gas & Electric Corporation in its fossil generating plants and the Nine Mile 2 Plant.

      (2) CH Energy Group, Inc. was formed on Dec. 15, 1999. 1998 has been restated to reflect preferred stock dividends as a component of fixed charges.